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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-138689) pertaining to $150,000,000 common stock, preferred stock, depositary shares, warrants and debt securities offered by SI International, Inc. and subsidiaries, (Form S-8 No. 333-127067) pertaining to the 2002 Amended and Restated Omnibus Stock Incentive Plan, (Form S-8 No. 333-122171) pertaining to the 2002 Stock Incentive Plan, (Form S-8 No. 333-101298) pertaining to the 2002 Stock Incentive Plan, the 2001 Nonqualified Stock Option Plan, the 2001 Service Award Option Plan and the 1998 Stock Option Plan of SI International, Inc., (Form S-8 No. 333-111551) pertaining to the Deferred Compensation Plan of SI International, Inc., and (Form S-3 No. 333-113827) pertaining to $100,000,000 common stock, preferred stock, depository shares, warrants and debt securities offered by SI International, Inc. and subsidiaries of our reports dated March 10, 2008, with respect to the consolidated financial statements and schedule of SI International, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of SI International, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 29, 2007.

/s/ Ernst & Young LLP

McLean, Virginia
March 10, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm